December 23, 1996

Mr. Michael P. Downes, President
Tri-Star Technologies Co., Inc.
126 Merrimack Street
Methuen, MA 01844

Dear Mike:

         The purpose of this letter is to serve as our letter of intent with regard to the purchase by Tanon Manufacturing, Inc. ("Tanon") or its nominee of all of the assets (the "Assets") owned by or used in the operations of Tri-Star Technologies Co., Inc. ("Tri-Star" or the "Company") or all of the issued and outstanding shares of stock (the "Stock") of the Company. The form of the purchase (Assets or Stock) shall be set at the sole discretion of Michael Downes and the Company by notice to EA and Tanon at the time of execution of a definitive purchase and sale agreement

         EAI, the Company, Tanon and Michael Downes will in good faith undertake promptly after the date hereof to complete a definitive purchase and sale agreement regarding such purchase. Consummation of the transaction is contingent upon (i) approval of the transaction by the Board of Directors of Tanon's parent corporation, EA Industries, Inc. ("EAI"), (ii) simultaneous closing of the acquisition of the building currently occupied by the Company, and (iii) completion to their satisfaction by Tanon and EAI of due diligence. The definitive purchase and sale agreement will contain the standard representations and warranties designed to protect a seller between signing and closing consistent with a transaction in which the purchase price consists of cash and stock.

         During the course of this process, the Company will continue to be operated in accordance with its past practices and will not sell or transfer any stock or assets, declare any dividends or make any distributions in cash, stock or assets of any kind except for those necessary to make income tax payments. The Company may distribute cash as necessary for Mr. Downes to make income tax payments of any kind or nature, including but not limited to the Alternative Minimum Tax, for the 1996 and 1997 tax years without reduction in the Purchase Price for the Stock or the Assets. Additionally, the Company will not after the date hereof increase the compensation paid to management or employees, except in accordance with previously scheduled reviews or raises.



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         Based upon our discussions and our review of the preliminary financial information you have sent us, we have agreed as follows:

         1. Tanon will purchase all of the Assets or the Stock free and clear of any liens and encumbrances other than those reflected in the financial statements of the Company as of June 30, 1996, previously delivered to Tanon (the "Financial Statements"). All of the assets currently used in the business of the Company but not owned by or leased to the Company, except the building and property ( the "Building") occupied by the Company and one Excellon router currently on loan, will be transferred to the Company before closing, without payment by the Company, EAI or Tanon, free and clear of any liens, claims or encumbrances.

         2. Tanon will in addition to purchasing the Assets assume the debt obligations (the "Debt"), or in purchasing the Stock will assume the Debt, represented on the balance sheet of the Company in accordance with GAAP as Line of Credit, Current Maturities of Long-Term Debt, Current Maturities of Capital Lease Obligations, Long-Term Debt, Net of Current Maturities and Capital Lease Obligations, Net of Current Maturities. The manner of the transfer of responsibility for these obligations shall be reasonably satisfactory to Mr. Downes. Other debt obligations will be satisfied before closing. Based on a review of your internal financial statements, we understand that the Debt was approximately $7 million at June 30, 1996. At closing the Debt will not exceed $7.5 million and an appropriate adjustment will be made to reflect Debt above that level, with equal offsets for cash proceeds of that additional debt which the Company has retained, additional inventory or assets purchased with such additional debt.

         3. The Purchase Price for the Assets or the Stock shall be $16 million; payable (i) $700,000 on or before January 3, 1997, (ii) $300,000 on or before January 31, 1997, (iii) $9 million in cash at closing, and (iv) at closing $6 million in Tanon common stock at the price such stock is first sold to the public in an initial public offering of the Common Stock of Tanon or EAI Common Stock at the market price at closing of the acquisition of the Stock or the Assets.

         4. Any shares of stock issued in payment of the Purchase Price will be issued in a private placement and will consist of restricted securities only tradable subject to the restrictions of Rule 144 under the Securities Act of 1944, as amended. EAI and Tanon will covenant to comply with the requirements of Rule 144 pertaining to timely filing of reports. The sales of such stock will also be subject to restrictions to the extent that the insider trading rules are applicable and to the extent that the seller is then subject to restrictions under section 16 of the Securities Exchange Act of 1934.

         5. Tanon will enter into a five year written employment agreement with Michael Downes at his current salary level, with benefits and perquisites similar to those of comparable executives of Tanon, and with a two year non-compete agreement beginning when Mr. Downes leaves Tri-Star. If Mr. Downes is terminated for any reason other than Due Cause, disability, death or his resignation he shall be paid his salary for the remainder of the term. If Tanon defaults in its payment obligations under the employment agreement, then Mr. Downes may terminate the Agreement, and in such event he shall be paid his salary for the remainder of the term. Due Cause shall mean, (1) the commission

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of an act of fraud or embezzlement (including the unauthorized disclosure of properly identified confidential or proprietary information of Tanon) which results in material injury to Tanon, (2) a felony conviction or plea of guilty with respect to a felony which conviction would adversely impact on Tanon, (3) willful misconduct as an employee of Tanon which results in material injury to Tanon, or (4) the substantial failure to render services to Tanon in accordance with the terms of employment, which failure amounts to a material neglect of duties to Tanon and directly results in material injury to Tanon. Mr. Downes will serve as President of the Tri-Star Division of Tanon reporting to the President of Tanon and at closing will be elected to the Board of Directors of Tanon. Mr. Downes will be nominated as a director of Tanon, and EAI will vote all shares of Tanon it holds to elect Mr. Downes as a director, throughout his employment term.

         6. Tanon will enter into a one year employment agreement with Tony Lautieri at his current salary level and with his current level of perquisites and benefits. If Mr. Lautieri is terminated for any reason other than Due Cause, disability, death or his resignation he shall be paid his salary and benefits for the remainder of the term.

         7. Mr. Lautieri and six key employees of the Company will be granted stock options in Tanon pending approval of the Board of Directors of Tanon, pursuant to a stock option plan approved by the stockholders of Tanon covering all similarly situated employees of Tanon.

         8. EAI and Tanon will cause any personal guarantees of Mr. Downes for obligations of the Company to be removed on or before closing. The manner and timing of the transfer of responsibility for these obligations shall be reasonably satisfactory to Mr. Downes.

         9. In consideration of the substantial expenditures of time, effort and expense to be undertaken by EAI and Tanon in connection with the preparation and execution of a definitive Purchase Agreement, and the various investigations and reviews referred to above, you agree that neither you nor the Company shall for the period until closing or the termination hereof as set forth below enter into or conduct any discussions with any other prospective purchaser of the stock or the assets of the Company, and that you shall cause the Company to use its best efforts to preserve intact its business organization and the goodwill of its customers, suppliers and others having business relations with it and to conduct its business in the ordinary course pending the closing.

         10. Tanon and EAI agree that if the acquisition is structured as a stock purchase they will not make an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended, or attempt to use any other legal theory,

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

position election or method to convert the tax treatment from that applicable to a stock sale to that applicable to an asset sale without the prior permission of Mr. Downes.

         It is agreed that the Purchase Agreement between the Company, Tanon and EAI will include the customary representations and warranties required by a prudent investor concerning the fair presentation of historical financial statements of the Company, the absence of undisclosed liabilities, matters of title, litigation, taxes and the like.

          We believe that time is of the essence in consummating the proposed transaction. Accordingly, we have instructed our counsel to work with your counsel promptly after your approval of this letter to prepare the Purchase Agreement in accordance with the provisions of this letter. After you sign this letter, the Company shall give EAI, Tanon and their representatives access to the facilities and books and records of the Company in accordance with a mutually agreed schedule to conduct a due diligence review. EAI and Tanon will provide comparable access to their facilities and records to Downes and Tri-Star.

         This letter of intent shall constitute a legally binding agreement by the Company and Mr. Downes to complete the sale of the Assets or the Stock in accordance with the terms hereof subject to the agreement of Tanon, EAI, Mr. Downes and Tri-Star to negotiate in good faith to complete a definitive purchase and sale agreement. The obligations of Tanon and EAI to complete such purchase shall be contingent upon satisfactory completion of their due diligence review of Tri-Star.

         Either party may terminate discussions regarding the acquisition of Tri-Star at any time if EAI and Tanon fail to pay any installments of the Purchase Price, and after July 31, 1997 if closing has not occurred, by delivering written notice to the other party. Thereafter all terms and conditions of this letter shall become null and void without recourse to either party.

          If closing does not occur by July 31, 1997 for any reason other than the failure of Tri-Star or Mr. Downes to fulfill its or his obligations hereunder, Tri-Star may terminate discussions, retain any funds previously paid to it as an advance on the Purchase Price and thereafter all terms and conditions of this letter shall become null and void without recourse to either party.

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         If the foregoing accurately reflects your understanding of our intentions at this point, please sign where indicated below and return a copy to me.

                                       Very truly yours,



                                       Paul E. Finer
                                       President & CEO
                                       Tanon Manufacturing, Inc.
                                       Vice President
                                       EA Industries, Inc.

Agreed to and Accepted
this      day of December, 1996



--------------------------------------
Michael P. Downes, Individually and
as President of Tri-Star Technologies, Co., Inc.

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